Exhibit 4.2

                              CONSULTING AGREEMENT
                              --------------------

     This Consulting Agreement (the "Agreement") is made and entered into this 12th day of November, 2002

BETWEEN:

     CHARLES VAN MUSSCHER, a businessman residing in Gruenwald, Germany

                  (hereinafter referred to as the "Consultant")


                                       AND

     RAVEN MOON INTERNATIONAL, INC., a company incorporated pursuant to the laws of the State of Florida.

                    (hereinafter referred to as the "Client")



WHEREAS the Consultant and Client are desirous that the Consultant provide certain services to the Client as set out herein.

NOW THEREFORE, in consideration of the mutual promises and agreements set forth herein, and other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties agree as follows:

                             I. CONSULTING SERVICES
                                -------------------

The Client hereby retains the Consultant as an independent consultant to the Client and the Consultant hereby accepts and agrees to such retention. The Consultant shall:

(a) Develop a marketing plan for the expansion of the Client's business into Europe;

(b) Introduce the business of the Client to Consultant's contacts throughout Europe;

(c) Introduce Client to Consultant's German contacts for the purpose of concluding a joint-venture, licensing or distributor relationship for carrying on business in Germany and assist in such negotiations; and

(d) Identify companies and/or product lines that Client might acquire that would be complimentary to the Client's business and assist in such acquisitions.


                     II. TIME, MANNER AND PLACE PERFORMANCE

The Client agrees that the Consultant does not and shall not be required to devote his full time and efforts to the Client. The Consultant shall devote such time to the Client as is reasonable and necessary to provide the Consulting Services to the Client. Consultant shall be available for advice and counsel to the officers and directors of the Client at such reasonable and convenient times and places as may mutually be agreed upon.

                           III. TERM OF THE AGREEMENT


The Term of this Agreement shall be six (6) months, commencing on the date of this Agreement set forth above (the "Term"), subject, however, to prior termination as provided in Section XI of this Agreement.

                                IV. COMPENSATION


In consideration of the Consulting Services to be provided to the Client by the Consultant, Client hereby agrees to compensate Consultant as follows:

     a. Client shall issue 3,000,000 shares the common stock of the Client on or before November 22nd, 2002 to the Consultant. The Shares have an aggregate value of US $27,000 dollars based upon a price of $.009 per share (the "Shares"). The Shares shall be issued without "restriction" and shall be free trading.

     b. Client shall issue to Consultant a callable option for 6,000,000 shares of common stock, with an exercise price equal to 50% of the market price for the Client's common stock. Market price shall be determined based on the average of the closing bid price for the Client's common stock for the 10 trading days prior to the exercise date of the option. The option shall be exercised in minimum increments of 250,000 shares each. The shares of common stock underlying the option shall be registered on Form S-8. The shares shall be issued and held in escrow with counsel to the Client so that, upon each exercise by Consultant, free trading shares shall be delivered to Consultant.

     The options will be callable by the Client. The first 2,500,000 shares may be called for cancellation and will not be delivered until the receipt of clear funds in the amount of $10,000 wired to the Client's bank within 14 business days after the Form S-8 is filed with the SEC. The final 3,500,000 options may be called for cancellation if they are not fully exercised between the 20th and 30th business day after the grant date. In the event of a call, the Client shall give Consultant written notice of cancellation, and Consultant shall have until the end of the applicable call period within which to exercise any outstanding options. All unexercised options at the end of any applicable call period shall be automatically cancelled.

     c. The shares issued pursuant to this paragraph shall be issued free and clear of any liens and encumbrances. The Shares shall be deemed fully earned upon receipt by Consultant provided that the Consultant performs the services represented pursuant to this Agreement.


                       V. SALES OF SHARES RECEIVED; ESCROW


It is Consultant's intention to sell the Shares received during the term of this Agreement or shortly thereafter to cover his costs. The Client agrees that the Consultant may sell the Shares at such times and in such manner as may be determined in the sole discretion of the Consultant. Client understands that any sales of the Shares by Consultant may have the effect of decreasing the trading price of the Client's stock, particularly if Client's stock is thinly traded. The Consultant will use reasonable efforts to make such sales at such times and in such a manner so as to minimize any adverse effect to the Client from sales of the Shares. Under no circumstances will the Client place stop transfer instructions ("Stop Transfer Instructions") with its transfer agent with respect to the Shares. In the event Client places Stop Transfer Instructions with respect to the Shares, Consultant may deliver this Agreement to the transfer agent of Client, and notwithstanding the Stop Transfer Instructions, transfer agent may then transfer the Shares at the direction of the Consultant or Consultant's agent.

Consultant agrees to deposit the Shares into escrow with Client's counsel. The Shares will be issued in 3 blocks of 1,000,000 shares each and registered on Form S-8. The first certificate may be deposited by Consultant with its brokerage account. Provided Consultant accounts to the Client on the sale and disposition of the Shares to reimburse Consultant for documented expenses of providing its services, Client will instruct Escrow Agent to release the subsequent blocks of Shares to Consultant's brokerage account.

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


                          VI. DISCLOSURE OF INFORMATION

The Consultant recognizes and acknowledges that it has and will have access to certain confidential information of the Client's and its affiliates that are valuable, special and unique assets and property of the Client and such affiliates ("Confidential Information"). The Consultant will not, during and after the term of this Agreement, disclose, without the prior written consent or authorization of the Client, any Confidential Information to any person, except authorized representatives of the Consultant or its affiliates, for any reason or purpose whatsoever. In this regard, the Client agrees that such authorization or consent to disclose may be conditioned upon the disclosure being made pursuant to a secrecy agreement, protective order, provision of statute, rule, regulation or procedure under which the confidentiality of the information is maintained in the hands of the person to whom the information is to be disclosed or in compliance with the terms of a judicial order or administrative process. Any information which has been disclosed to the public by the Client or upon the authorization of the client shall not be considered Confidential Information.


                           VII. NATURE OF RELATIONSHIP

Nothing in this Agreement shall render any party a general partner of the other. Except as set forth in this Agreement neither party is nor shall be a general agent for the other and neither party is given authority to act on behalf of the other. The Consultant is retained by the Client in an independent capacity and except as set forth in this Agreement; Consultant shall not enter into any agreement or incur any obligation on behalf of the Client.


                           VIII. CONFLICT OF INTEREST

This Agreement is non-exclusive. The Consultant shall be free to perform services for other companies and persons. Consultant will use its best efforts to avoid conflicts of interest. Client agrees that it shall not be a conflict of interest that Consultant devotes time and resources to companies and persons other than Client. In the event that Consultant believes a conflict of interest arises which may affect the performance of the Consulting Services for Client, Consultant shall promptly notify the Client of such conflict. Upon receiving such notice, the Client may terminate this Agreement pursuant to Section XI. Failure to terminate this Agreement within 30 days of notification of any conflict of interest shall constitute the Client's ongoing consent to the Consultant's continued activities, which would be in conflict with client.


 IX. INDEMNIFICATION FOR SECURITIES LAWS VIOLATIONS AND LIMITATION OF LIABILITY

a. The Client agrees to indemnify and hold harmless the Consultant against any losses, claims, damages, liabilities and/or expenses (including any legal or other expenses reasonably incurred in investigating or defending any action or claim in respect thereof) to which the Consultant may become subject under the Securities Act of 1933 as amended or the Securities Exchange Act of 1934 as amended or German legislation and regulations, because of actions of the Client or its agent(s), Client's material publicly available to the Consultant, or materials provided to Consultant by Client for use by Consultant in its performance under this Agreement.

b. The Consultant agrees to indemnify and hold the Client and each officer, director and controlling person of the Client against any loses, claims, damages, liabilities and/or expenses (including any legal or other expenses reasonability incurred in investigating or defending any action or claim in respect thereof) to which the Client of such officer, director or controlling person may become subject under the Securities Act of 1933 as amended or the Securities Exchange Act of 1934 as amended or German legislation and regulations, solely because of actions of the Consultant or his agent (s).

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


                        X. TRADING IN CLIENT'S SECURITY

During the term of this Agreement, except for the sale of the Shares received by Consultant under this Agreement, the Consultant shall not engage in the purchase or sale of any of the Client's securities.

                                XI. TERMINATION

Notwithstanding Section III of this Agreement, this Agreement may be terminated:

     a. By the Client for any reason upon 30 days prior written notice to Consultant. The Client will issue a pro rata portion of the Shares that reflects the portion of the Term completed by Consultant prior to termination pursuant to this Section XI.

     b. By Consultant upon 30 days prior written notice to the Client in the event:

          (i) Client requests Consultant to perform acts or services in violation of any law, rule, regulation, policy or order of any federal or state regulatory agency,

          (ii) Client distributes to the public information containing material misrepresentations or omissions, or

          (iii) Client is engaging in conduct in violation of any law, including rules, regulations, orders and policies of any federal or state regulatory agency.

     In the event of termination by Consultant pursuant to Section XI b, the Client will issue a pro rata portion of the Shares that reflects the portion of the Term completed by Consultant prior to termination pursuant to this Section XI.

                                  XII. NOTICES

Any notices required or permitted to be given under this Agreement shall be sufficient if in writing and delivered via FAX, to the FAX number set forth below, or if sent by registered or certified mail, return receipt requested, to the address set forth below.

          a.   If to Consultant:
               Robert-Koch-Strasse 16
               82031 Gruenwald, Germany
               Fax: ++49 89 64 91 58 05

          b.   If to Client:
               120 International Parkway, Suite 220
               Heathrow, Florida 32746
               Phone: (407) 304-4764
               Fax: (407) 788-3845


                              XIII. APPLICABLE LAW

This Agreement shall be interpreted and construed in accordance with and pursuant to the laws of the State of Florida.

                                XIV. ARBITRATION

Any dispute, difference or question which may arise at any time hereinafter between the Shareholders touching on the true construction of this Agreement and the respective rights and obligations of each party hereto to the other shall be

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


referred to and settled by binding arbitration under the American Arbitration Association. No arbitration shall be commenced until the aggrieved party shall send to the other party a written notice describing the problem and stating a proposed solution ("Settlement Notice"). For Thirty (30) days after the sending of the Settlement Notice, the parties shall try to settle the dispute in good faith. During this Thirty (30) day settlement period, each party shall send to the other an additional written notice with further proposal for resolving the dispute and responding in detail to the last proposal of the other party. The contents of the Settlement Notice and of all discussions and writings during the Thirty (30) day settlement period shall be without prejudice and shall be privileged as settlement discussion and may not be used in any legal proceedings or arbitration. The place of arbitration shall be in the State of Florida. Judgement on the Arbitral award may be entered in any court in the State of Florida or in any court having jurisdiction. The parties hereby waive all defences as to personal jurisdiction, venue and sovereign immunity from attachment, exception and jurisdiction in any proceeding to confirm or enforce the award. The laws of the State of Florida shall govern all issues during the arbitration. The decision of the Arbitrator shall be final and finding on the parties.

                                XV. SEVERABILITY

The provisions contained herein are severable and in the event any of them shall be held invalid, the Agreement shall be interpreted as if such invalid provisions were not contained herein.


                             XVI. ENTIRE AGREEMENT

This entire Agreement constitutes and embodies the entire understanding and agreement of the parties and supersedes and replaces all prior understandings, agreements and negotiations of the parties. This Agreement may not be modified, except in writing and signed by all parties hereto.


                               XVII. COUNTERPARTS

This Agreement may be executed in counterparts, each of which shall constitute and be deemed an original, but both of which taken together shall constitute to one and the same document.

IN WITNESS WHEREOF, the parties hereto have duly executed and delivered this Agreement the day and year first above written.


                                            --------------------------------
                                            Charles van Musscher, Consultant



                                            RAVEN MOON INTERNATIONAL, INC.



                                            By:  /s/  Joey DiFrancesco
                                               -----------------------------
                                                      Joey DiFrancesco
                                                      Chairman and CEO

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